CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

VANGUARD AIRLINES, INC.

Scott Dickson hereby certifies that:

1. He is the duly elected and acting President of Vanguard Airlines, Inc., a corporation organized and existing under the laws of the state of Delaware (the "Corporation").

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 25, 1994, and a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 2, 1995.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Restated Certificate of Incorporation amends the provisions of the Restated Certificate of Incorporation.

4. The terms and provisions of this Certificate of Amendment of the Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

5. Article IV Section (a) of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

"(a) Effective 12:01 a.m. on May 31, 2002 (the "Effective Time"), by virtue of this amendment to the Corporation's Restated Certificate of Incorporation, each one (1) issued and outstanding share of Common Stock of the Corporation, par value $.001 per share, shall be combined into one-fifth (1/5) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, par value $.005 per share, subject to the treatment of fractional shares interests described below, without any action on the part of the holder thereof.

From and after the Effective Time, the Corporation shall have authority to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." From and after the Effective Time, each share of Common Stock shall have a par value of $.005 and each share of Preferred Stock shall have a par value of $.001. From and after the Effective Time, the total number of shares of Common Stock the Corporation shall have authority to issue is one hundred million (100,000,000), and the total number of shares of Preferred Stock the Corporation shall have authority to issue is two million (2,000,000).

From and after the Effective Time, each stock certificate theretofore representing outstanding shares of Common Stock shall automatically, without any action on the part of the holder thereof, represent shares of Common Stock, par value $.005 per share, on the basis of one (1) share of $.005 par value Common Stock for each five (5) shares of Common Stock, par value $.001 theretofore represented by such certificate; provided, however, that no holder of a certificate issued prior to the Effective Time shall be entitled to receive any dividends or distributions that may be declared and payable to holders of record of Common Stock until such holder has surrendered such certificate, in accordance with instructions from the Corporation's transfer agent, in exchange for a new stock certificate representing shares of the Corporation's Common Stock, par value $.005, and upon such surrender, the holder shall be entitled to receive any such dividends or distributions without interest thereon.

No fractional shares of Common Stock of the Corporation shall be issued. A holder of record of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, receive a whole share of Common Stock."

IN WITNESS WHEREOF, this Certificate of Amendment of the Restated Certificate of Incorporation, which amends certain provisions of the Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by Scott Dickson, Chief Executive Officer and President of the Corporation, and attested by Robert M. Rowen, Secretary of the Corporation, as of the 23rd day of May, 2002

VANGUARD AIRLINES, INC.

Scott Dickson, Chairman of the Board,

Chief Executive Officer and President

ATTEST:

Robert M. Rowen, Secretary